EXHIBIT 10.2

OMNIBUS AMENDMENT OF LOAN DOCUMENTS

This OMNIBUS AMENDMENT OF LOAN DOCUMENTS (this “Amendment”) is entered into as of the 14th day of April, 2024 and made effective as of May 10, 2024 (the “Amendment Effective Date”), by and among NORTHEAST BANK, a banking corporation organized under the laws of the state of Maine (“Bank”), WORKSPORT NEW YORK OPERATIONS CORPORATION, a New York corporation, having its principal place of business at 2500 North America Drive, West Seneca, New York 14224 (“Borrower”), and WORKSPORT LTD., a Nevada corporation, having an address at 123 W. Nye Lane, Carson City, Nevada 89706 (“Guarantor”).

WITNESSETH:

WHEREAS, reference is hereby made to that certain loan arrangement (hereinafter, as amended from time to time, the “Loan”) between Borrower and Bank, which is evidenced by, among other documents, instruments and agreements, that certain Loan Agreement by and between Borrower and Bank dated as of May 4, 2022 (as may be amended from time to time, the “Loan Agreement”) and that certain Promissory Note dated as of May 4, 2022, in the aggregate original principal amount of up to $5,300,000.00 made payable by Borrower to the order of Bank (as the same by amended from time to time, the “Note”);

WHEREAS, certain obligations of Borrower to Bank under the Loan are guaranteed by Guarantor pursuant to that certain Guaranty of Payment dated May 4, 2022 (the “Guaranty”);

WHEREAS, Borrower, Guarantor and Bank entered into that certain Forbearance Agreement dated as of February 14, 2024 (the “Forbearance Agreement”, and together with the Loan Agreement, the Note, the Guaranty and any and all other documents, instruments, and agreements executed in conjunction with the Loan, collectively, the “Loan Documents”);

WHEREAS, Borrower has requested, and Bank has agreed, as more particularly set forth below, to further extend the Maturity Date of the Loan and to amend certain provisions of the Loan Documents;

WHEREAS, each party expects to realize substantial direct and/or indirect benefits as a result of this Amendment becoming effective, and agrees to reaffirm its obligations under the Loan Documents to which it is a party; and

WHEREAS, as a result of and in accordance with such request, Bank has agreed to modify and amend the Loan Documents as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, Guarantor, and Bank agree as follows:

1.	Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Loan Agreement and the Forbearance Agreement.

2.	Outstanding Principal Balance. As of the Amendment Effective Date, the outstanding principal balance of the Loan is $5,300,000.00.

3.	Extension of Maturity Date, Extension Fee & Exit Fee. Subject to the satisfaction of the conditions set forth herein, as of the Amendment Effective Date (unless otherwise set forth below), the term of the Loan is hereby extended as follows on the following terms:

a.	The Maturity Date shall now be August 10, 2024 (“Maturity Date”) (or such earlier date upon the acceleration of the Note by Bank) at which time all amounts outstanding under the Note and Loan Documents shall be due and payable in full. The period from the existing Maturity Date of May 10, 2024, through the extended Maturity Date of August 10, 2024, shall be referred to herein as the “Extended Term”.

b.	In connection with the extension granted herein, Borrower shall pay to the Bank the amount of One Hundred Six Thousand and 00/100 ($106,000.00) Dollars (the “Extension Fee”) which shall be deemed fully earned as the date hereof. Although the Extension Fee is earned in full on the date hereof, Bank hereby agrees to defer payment of the Extension Fee until the earlier to occur of: (a) the day after the Maturity Date occurs, and the Loan is not paid in full, or (b) the date on which the Loan has been accelerated following an Event of Default or Termination Event (as defined in the Forbearance Agreement). For the sake of clarity, if the Loan is repaid in full on or before August 10, 2024 (and not as a result of an acceleration following a Termination Event) the Extension Fee shall be waived by Bank. It is agreed that the Exit Fee and Extension Fee are in addition to any other fees that may be due and payable in connection with the Note and other Loan Documents.

c.	In addition to the Extension Fee, and any and all other amounts due in connection with the Loan and Loan Documents, Borrower shall be required to pay an Exit Fee. For purposes of this Amendment, “Exit Fee” means (i) if the Loan is not repaid in full prior on or prior to the Maturity Date, or if the Loan has been accelerated following an Event of Default or in connection with a Termination Event (as defined in the Forbearance Agreement), the sum of One Hundred Six Thousand and 00/100 ($106,000.00) Dollars or (ii) if the Loan is repaid in full on or before August 10, 2024 (and not as a result of an acceleration following a Termination Event), Zero and 00/100 ($0.00) Dollars.

4.	Amendments to Loan Agreement. Effective as of the Amendment Effective Date the terms of the Loan Agreement are hereby amended as follows:

a.	The definitions of “Initial Maturity Date” and “Extended Maturity Date” set forth in the Exhibit A of the Loan Agreement shall be deleted in their entirety and replaced with “Intentionally Omitted”. All references in the Loan Documents to either the Initial Maturity Date or the Extended Maturity Date shall be replaced with a reference to the Maturity Date, as extended per the below.

b.	The definition of “Maturity Date” set forth in the Exhibit A of the Loan Agreement shall be deleted in its entirety and the following shall be inserted in its place:

““Maturity Date” means August 10, 2024, or such earlier date on which the final payment of principal of the Note becomes due and payable as provided in this Agreement, the Note, the Mortgage or the Loan Documents, as applicable, by declaration of acceleration, or otherwise.

c.	Section 2.4 of the Loan Agreement is hereby deleted in its entirety. For the avoidance of doubt, any reference in the Loan Agreement to a “Extended Maturity Date.” is hereby rendered void.

5.	Amendments to Note. Effective as of the Amendment Effective Date, the terms of the Note are hereby amended as follows: The third paragraph of Section 4(a) shall be deleted and replaced with “Intentionally omitted”. For the avoidance of doubt, during the Extended Term, Borrower shall continue to make interest only payments on each Payment Date (as defined in the Note) in accordance with the second paragraph of Section 4(a) of the Note.

6.	Representations and Warranties. Borrower and Guarantor hereby represent, warrant and covenant to Bank, on and as of the Amendment Effective Date, that:

a.	The representations and warranties contained in the Loan Documents were true and correct in all material respects at and as of the date made and are true and correct in all material respects as of the Amendment Effective Date and no Event of Default exists or will result from the execution of this Amendment;

b.	Borrower and Guarantor have all requisite power and authority to execute, deliver and perform its obligations under this Amendment. This Amendment has been duly executed and delivered by Borrower and Guarantor and constitutes a legal, valid and binding obligation of Borrower and Guarantor, enforceable against Borrower and Guarantor in accordance with its terms; and

c.	Borrower and Guarantor have read and understand each of the terms and conditions of this Amendment and are entering into this Amendment freely and voluntarily, without duress, after having had an opportunity for consultation with independent counsel of their own selection, and not in reliance upon any representations, warranties, or agreements made by Bank and not set forth in this Amendment.

7.	Effect on Loan Documents. On and after the Amendment Effective Date, any reference in any of the Loan Documents to the Loan Agreement or other Loan Documents shall mean and be a reference to the Loan Agreement or applicable Loan Document as amended hereby. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any existing default, right, power or remedy of Bank under any of the Loan Documents, nor constitute a waiver of any default or provision of the Loan Documents or in any way limit, impair or otherwise affect the rights and remedies of Bank under the Loan Documents. Each party hereto acknowledges and agrees that, on and after the Amendment Effective Date, this Amendment shall constitute a Loan Document for all purposes under the Loan Documents.

8.	Reaffirmation; Other Agreements. Borrower and Guarantor hereby ratify, confirm, and reaffirm each of the terms and conditions of the Loan Documents, including the Forbearance Agreement, and further acknowledge and agree that except as previously amended in writing and as specifically modified by this Amendment, all terms and conditions of the Loan Documents, including the Forbearance Agreement, shall remain in full force and effect. For the avoidance of doubt, the extended Maturity Date set forth herein shall be incorporated as the new Maturity Date under the definition of “Termination Event” set forth in Section 6(b) of the Forbearance Agreement. In the event the Loan is not paid in full prior to the end of the Forbearance Period or immediately upon the occurrence of a Termination Event, Bank shall be entitled to all remedies provided in this Forbearance Agreement and the Loan Documents, including, but not limited to, collecting the Accrued Default Interest from the date of the occurrence of the DSCR Covenant Violation, as more fully set forth in Section 10 of the Forbearance Agreement.

9.	No Actions, Claims, Etc.; Release of Claims. Borrower and Guarantor hereby acknowledge and confirm that they have no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against Bank or Bank’s officers, employees, representatives, predecessors, successors and assigns, agents, advisors, consultants, counsel or directors (each, a “Released Person”) arising from any action by such persons, or failure of such persons to act on or prior to the date hereof. In consideration of Bank’s agreements contained in this Amendment, Borrower and Guarantor hereby irrevocably release and forever discharge Bank and each Released Person of and from any and all claims, suits, actions, investigations, proceedings, demands or damages, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, common law or otherwise of any kind or character, known or unknown, which Borrower or Guarantor ever had or now has against Bank or any other Released Person which relates, directly or indirectly, to any acts or omissions of Bank or any other Released Person on or prior to the date hereof, all of them are hereby expressly WAIVED, and Borrower and Guarantor each hereby RELEASE Bank and other Released Person from any liability therefor, but excluding from the foregoing waiver and release any and all claims, suits, actions, investigations, proceedings, demands or damages, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, common law or otherwise of any kind or character, known or unknown asserted against Bank or any other Released Person and found by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct on the part of Bank or any other Released Person.

10.	Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.	Miscellaneous.

a.	This Amendment is binding and enforceable as of the date hereof against each party hereto and its successors and permitted assigns.
b.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
c.	If any provision of this Amendment is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as an instrument under seal as of the day and year first set forth above.

BANK:

NORTHEAST BANK

By:	/s/ Brian R. Doherty
Name:	Brian R. Doherty
Title:	Managing Director

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BORROWER:

WORKSPORT NEW YORK OPERATIONS CORPORATION
a New York corporation

By:	/s/ Steven Rossi
Name:	Steven Rossi
Title:	President

GUARANTOR:

WORKSPORT LTD.
a Nevada Corporation

By:	/s/ Steven Rossi
Name:	Steven Rossi
Title:	President